Exhibit 5.3

TROUTMAN SANDERS LLP
Attorneys at Law
Troutman Sanders Building
1001 Haxall Point
P.O. Box 1122 (23218-1122)
Richmond, VA 23219
804.697.1200 telephone
804.697.1339 facsimile
troutmansanders.com

July 7, 2011

Cardwell Agency, Inc.

c/o Affinion Group, Inc.

6 High Ridge Park

Stamford, Connecticut 06905

Re:	Affinion Group, Inc.

Registration Statement on Form S-4 (No. 333-173103)

Ladies and Gentlemen:

We have acted as special Virginia counsel to Cardwell Agency, Inc. (“Cardwell”), a Virginia corporation, in connection with the public offering of $475,000,000 aggregate principal amount of the 7.875% Senior Notes due 2018 (the “Exchange Notes”) of Affinion Group, Inc. (the “Company”), which are to be guaranteed pursuant to guarantees thereof by certain subsidiaries of the Company that are parties to the Indenture (as defined below), including Cardwell (the guarantee of the Exchange Notes by Cardwell is referred to herein as the “Guarantee”) (Cardwell and the other guarantors being collectively, the “Guarantors,” and together with the Company, the “Obligors”).

The Exchange Notes are to be issued and guaranteed under an Indenture, dated as of November 19, 2010 (the “Original Indenture”) among the Company, certain subsidiaries of the Company named therein, including Cardwell, and Wells Fargo Bank, National Association, as trustee (the “Trustee”) as supplemented by a Supplemental Indenture No. 1, dated as of February 14, 2011, among Webloyalty Holdings, Inc., Webloyalty.com, Inc., Lift Media, LLC, the Company and the Trustee (the Original Indenture as so supplemented, the “Indenture”).

The Exchange Notes will be issued pursuant to an exchange offer (the “Exchange Offer”) by the Company, in exchange for a like principal amount of the Company’s issued and outstanding 7.875% Senior Notes due 2018 (the “Original Notes”), as contemplated by the Registration Rights Agreement, dated as of November 19, 2010, among the Company, certain subsidiaries of the Company named therein, including Cardwell, Deutsche Bank Securities Inc., and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Registration Rights Agreement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

ATLANTA CHICAGO HONG KONG LONDON NEW YORK NEWARK NORFOLK ORANGE COUNTY PORTLAND
RALEIGH RICHMOND SAN DIEGO SHANGHAI TYSONS CORNER VIRGINIA BEACH WASHINGTON, DC

Cardwell Agency, Inc.

c/o Affinion Group, Inc.

July 7, 2011

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i) the registration statement on Form S-4 of the Obligors, filed with the Securities and Exchange Commission (the “SEC”) No. 333-173103, as amended (the “Registration Statement”);

(ii) the Registration Rights Agreement;

(iii) the Indenture;

(iv) the forms of the Exchange Notes;

(v) a Certificate (the “Certificate of Cardwell”) signed by the Executive Vice President and Secretary of Cardwell;

(vi) the articles of incorporation of Cardwell attached to the Certificate of Cardwell;

(vii) the bylaws of Cardwell attached to the Certificate of Cardwell;

(viii) certain resolutions adopted by the board of directors of Cardwell relating to the Exchange Offer, the Indenture, the issuance of the Guarantee and related matters attached to the Certificate of Cardwell; and

(ix) the Certificate of Good Standing of Cardwell issued by the Virginia State Corporation Commission attached to the Certificate of Cardwell.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of Cardwell and such agreements, certificates of public officials, certificates of officers or other representatives of Cardwell, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than Cardwell, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties, other than Cardwell, of such documents and the validity and binding effect on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of Cardwell and others.

Cardwell Agency, Inc.

c/o Affinion Group, Inc.

July 7, 2011

We are members of the Virginia Bar, and we express no opinion other than the laws of the Commonwealth of Virginia.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1. Cardwell is a corporation organized, existing and in good standing under the laws of the Commonwealth of Virginia, and has the corporate power and authority to execute and deliver the Indenture and to consummate the transactions contemplated thereby.

2. The execution, delivery and performance of the Indenture have been duly authorized by Cardwell, and the Indenture has been duly executed and delivered by Cardwell.

We hereby consent to the filing of this opinion with the SEC as Exhibit 5.3 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Troutman Sanders LLP